Exhibit 10.15

AltheaDx, Inc.

November 28, 2014

Shannon Blalock

c/o AltheaDx, Inc.

Re:     Separation and Consulting Agreement

Dear Shannon:

This letter sets forth the terms of the separation and consulting agreement (the “Agreement”) that AltheaDx, Inc. (the “Company”) is offering to aid in your employment transition.

1. Separation Date. Your last day of work with the Company and your employment termination date will be effective November 28, 2014 (the “Separation Date”). As of the Separation Date, you will no longer be employed as Chief Commercial Officer of the Company or hold any other employment or officer positions with the Company.

2. Accrued Salary and Vacation. The Company will pay you on the Separation Date all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

3. Health Insurance. Provided that you timely elect, pursuant to the federal COBRA law or, if applicable, state insurance laws, to continue your group health insurance benefits (at the same level of coverage for you and your dependents as you were receiving as of the Separation Date), the Company will pay the premiums for such continued coverage until the earlier of: (i) seven months following the Separation Date; or (ii) the date upon which you become eligible for group health insurance coverage from another employer (and you hereby agree to promptly notify the Company if and when you become eligible). You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws.

4. Severance Payment. If: (a) you sign, date and return this Agreement to the Company on or within twenty-one (21) days and allow it become effective, and (b) you comply with the terms of this Agreement and your other continuing obligations owed to the Company (including but not limited to those in the Confidentiality Agreement (as defined in Section 5.6 below)) (collectively, the “Obligations”), the Company will pay you cash severance in an amount equal to six (6) months of your base salary in effect as of November 1, 2014, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you in substantially equal installments on the Company’s normal payroll periods beginning with the first regular payroll period following the Effective Date of this Agreement (as defined in Section 13.4 below), provided, that, any payments scheduled to be paid before the Effective Date, will be delayed and paid without interest no sooner than the first payroll period following the Effective Date, and all other payments of the Severance Payment shall be made on the scheduled payment dates. You agree and acknowledge that the Severance Payment will fully satisfy the Company’s obligations with regard to any severance benefits that you may be eligible to receive from the Company (including but not limited to severance benefits under your Offer Letter Agreement with the Company dated May 30, 2013 (the “Employment Agreement”)).

November 28, 2014

Shannon Blalock

5. Consulting Agreement. In addition to the Severance Payment, if you satisfy the Obligations in Section 4 above, the Company agrees to retain you, and you agree to provide consulting services for the Company, under the following terms and conditions (the “Consulting Relationship”):

5.1 Consulting Period. The Consulting Relationship will commence on the Effective Date of this Agreement (as defined in Section 13.4 below) and will continue for a period of thirteen (13) months, unless terminated earlier pursuant to Section 5.7 below or extended by written agreement between you and the Company (the “Consulting Period”). Any agreement to extend the Consulting Period after the initial period must be set forth in writing signed by you and either the Chief Executive Officer or the Chairman of the Company’s Board of Directors (the “Board”), and can extend the Consulting Period for only one additional month at a time.

5.2 Consulting Services. You agree to provide remote consulting services to the Company in any area of your expertise, including but not limited to, transitioning outstanding projects, tasks and relationships to other Company personnel (the “Consulting Services”). You will not be required to provide Consulting Services for more than eight (8) working hours in any month during the Consulting Period. You agree to render the Consulting Services in a professional manner and utilize your expertise and creative talents in performing these services. You will not be required to report to the Company’s offices during the Consulting Period. When providing such services, you shall abide by the Company’s policies and procedures. The Company agrees to promptly, and in any event within ten (10) business days, reimburse you for your preapproved (approval not to be unreasonably withheld), reasonable and documented expenses incurred in connection with your performance of the Consulting Services.

5.3 Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Other than your COBRA rights, you will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act, the California Labor Code or other laws or regulations governing employment relationships.

5.4 Consulting Fees. For each month during the Consulting Period, and provided that you remain in compliance with your obligations hereunder and any other agreements or policies of the Company, you will receive as consulting fees the amount of (a) the target bonus percentage determined for executive officers of the Company for 2014 service multiplied by (b) $116,000, divided by (c) thirteen (13) (“Consulting Fees”). Until such time as the 2014 target bonus percentage for executive officers has been determined, the Company shall pay your Consulting Fees based on an assumed target bonus of 100%. Following the determination of the 2014 target bonus percentages for executive officers, the amount of any previous overpayment or underpayment of Consulting Fees to you shall be calculated based on the difference between the amount of Consulting Fees actually paid to you prior to the date of determination of target bonus percentages for executive officers and the amount of Consulting Fees you would have been entitled to receive prior to the date of determination of target bonus percentages for executive officers based on the actual 2014 target bonuses percentages determined for executive officers, and any such overpayment shall be subtracted from or any such underpayment shall be added to, as applicable, your future Consulting Fees on an equal basis over the remaining months of your Consulting

November 28, 2014

Shannon Blalock

Period. Each payment will be issued within fifteen (15) days of the end of the month of service provided. Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. The Company will report the Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees.

5.5 Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Chairman of the Board. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

5.6 Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, other than in furtherance of the Consulting Services, any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services (if any) will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations under your signed Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A.

5.7 Other Work Activities.

(a) Throughout the Consulting Period, and subject to this Section 5.7, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company. You acknowledge and agree that you have had access to competitively valuable trade secrets and confidential and proprietary information during the course of your work for the Company (including but not limited to information regarding the Company’s products, business plans, sales and marketing plans, research and development, finances, operations and personnel). Therefore, in order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will not, directly or indirectly, without the prior written consent of either the Chief Executive Officer or the Chairman of the Board, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, investor, representative, or consultant, in any locations worldwide, of any person or entity that at any time while you are providing Consulting Services is engaged in clinical pharmacogenetic testing (“Competitive Activity”). If you engage in such competitive activity without the express written consent of either the Chief Executive Officer or the Chairman of the Board, or otherwise materially breach this Agreement or your obligations under any other agreements or policies of the Company (including but not limited to the Confidentiality Agreement), the Company shall terminate this Consulting Relationship, and its obligation to pay you any unpaid portion of the Severance Payment and Consulting Fees will cease immediately. In the event that it is unclear to you whether a particular business entity or activity is competitive with the Company, you agree to contact either the Chief Executive Officer or the Chairman of the Board to seek clarification. The Company agrees to consider and promptly respond in writing to any request you submit for clarification or a waiver of the Company’s rights under this Section 5.7. Any such written response provided to you by the Company shall be considered to be final and binding upon the Company.

November 28, 2014

Shannon Blalock

(b) Notwithstanding the foregoing, you may make and retain investments, for investment purposes only, in less than two percent (2%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is listed on a national securities exchange and if you are not otherwise associated with such corporation.

6. Equity. The Company confirms and agrees that it shall not exercise its rights arising pursuant to Section 1.9 of the Agreement and Plan of Merger and Reorganization by and among the Company, Project Guardian Acquisition Corp., IDGenetix, Inc., and Jorge Garces as Stockholders’ Representative, as amended pursuant to that First Amendment to Agreement and Plan of Merger and Reorganization dated as of June 13, 2014 (as amended, the “Merger Agreement”) to redeem your shares of Common Stock of the Company or to terminate your Warrant (as defined below) as a result of the termination of your employment with the Company. All other rights of the Company to redeem your equity and/or to terminate your Warrant arising pursuant to the Merger Agreement (including those set forth in Section 1.9(A) resulting from any breach by you of Section 2 of your Confidentiality Agreement) shall remain in full force and effect. You also acknowledge your obligation to enter into a form of lockup agreement with respect to all shares of capital stock of the Company owned by you pursuant to Section 3.3 of the Stockholders Agreement (as defined below) and you further agree to enter into a form of lockup agreement in connection with any firm commitment underwritten public offering of the Company’s Common Stock to the extent requested by the Company and any underwriter, provided that the terms of such agreement comply with Section 3.3(a) and 3.3(b) of the Stockholders Agreement.

7. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, variable compensation/commission, or profit sharing), severance, or benefits prior to, on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

8. Expense Reimbursements. You agree that, within thirty (30) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return of Company Property. By the close of business on the Separation Date, or at any other time if requested by the Company, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including but not limited to any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, smartphone, tablet, handheld device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those devices and systems without retaining any reproductions (in whole or in part). The Company will provide you with access to Company property, as necessary, to the extent needed for you to perform your Consulting Services; provided that you must return such Company property upon request and not later than the last day of the Consulting Period.

November 28, 2014

Shannon Blalock

10. Mutual Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

11. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

12. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law, or respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. Further, you agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation (other than your preapproved (approval not to be unreasonably withheld), reasonable and documented expenses for travel and lodging, for which the Company agrees to reimburse you promptly, and in any event within ten (10) business days) for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

13. Release of Claims.

13.1 General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Payment and the Consulting Relationship, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

13.2 Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for

November 28, 2014

Shannon Blalock

discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the North Carolina Equal Employment Practices Act, the North Carolina Persons With Disabilities Act, and the North Carolina Retaliatory Employment Discrimination Act.

13.3 Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the insurance policies (provided that the Company shall not be required to add you or maintain you as an insured party or a beneficiary under any insurance policy), charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; (iii) any rights or claims under the Continuing Agreements, and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any federal, state or other governmental agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. As used herein, the term “Continuing Agreements” means the (i) Merger Agreement; (ii) the Amended and Restated Stockholders Agreement dated as of May 30, 2013 by and among the Company, Francois H. Ferrè, acting as trustee of the Voting Trust Agreement by and among the Company, Althea Technologies, Inc. and Francois H. Ferrè, as Trustee dated as of February 6, 2008, and the other holders of the Company’s common stock listed on Exhibit A attached thereto, and the purchasers of the Company’s Series A Preferred Stock and Series B Preferred Stock listed on Exhibit B attached thereto (the “Stockholders Agreement”); (iii) Rights Agreement (as defined in the Merger Agreement); (iv) Amended and Restated Voting Agreement dated as of September 29, 2014 by and among the Company, the holders of the Company’s common stock listed on Exhibit A thereto, and the holders of the Company’s preferred stock listed on Exhibit B thereto; and (v) Warrant (No. CW-003) dated May 30, 2013 and issued in the name of Shannon Blalock under the Merger Agreement (the “Warrant”).

13.4 ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Chairman of the Board); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

13.5 Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at

November 28, 2014

Shannon Blalock

present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

14. Representations. You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to applicable laws or the Company’s policies, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

15. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter (including but not limited to those in the Employment Agreement). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and PDF signatures shall be equivalent to original signatures.

November 28, 2014

Shannon Blalock

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after your receipt, and then send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

AltheaDx, Inc.

By:	/s/ Greg Hamilton
Name: Greg Hamilton
Title: CEO

UNDERSTOOD AND AGREED:

/s/ Shannon Blalock
Shannon Blalock

12-5-2014
Date

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Proprietary Information and Inventions Agreement (“Agreement”) is entered into by and between Shannon Blalock (“Employee”), on the one hand, and AltheaDx, Inc. (together with its parent, subsidiary and affiliated corporations and entities, and their successors and assigns, the “Company”), on the other hand.

WHEREAS, the Company is engaged in a continuous program of research, development and production;

WHEREAS, the Employee is employed by the Company and is expected to make new contributions and inventions of value to the Company; and

WHEREAS, Employee’s employment creates a relationship of confidence and trust between the Employee and the Company with respect to confidential business information.

NOW THEREFORE, in consideration of the mutual representations set forth below, and for other valuable consideration, including Employee’s employment and/or continued employment and compensation received by Employee from the Company, Employee and the Company agree as follows:

1. PROPRIETARY INFORMATION.

a. Employee understands that, by virtue of Employee’s employment with the Company, Employee will acquire and be exposed to Proprietary Information of the Company. “Proprietary Information” includes all ideas, information and materials, tangible or intangible, not generally known to the public, relating in any manner to the business of the Company, its products and services (including all trade secrets), its personnel (including its officers, directors, employees, and contractors), its clients, vendors and suppliers and all others with whom it does business that Employee learns about or acquires during Employee’s employment with the Company. Proprietary Information includes, but is not limited to, manuals, documents, computer programs and software used by the Company, all formulas or processes, know-how, improvements, techniques, marketing plans, strategies, forecasts, user manuals, compilations of technical, financial, legal or other data, salary information, client or prospective client or customer lists, names of suppliers or vendors, client, supplier or vendor contact information, customer contact information, business referral sources, specifications, designs, devices, inventions, business or marketing plans or strategies, pricing information, mock-ups, prototypes, and works in progress, all other research and development information, forecasts, financial information, and all other technical or business information. Proprietary Information does not include publicly available information or information that is generally known and used within the biotechnology research industry in which the Company engages in business.

b. Employee agrees to hold in trust and confidence all Proprietary Information during and after the period of Employee’s employment with the Company.

Employee shall not use or disclose any Proprietary Information to anyone outside the Company for any purpose other than for the benefit of the Company as required by Employee’s authorized duties for the Company. At all times during Employee’s employment with the Company, Employee shall comply with all of the Company’s policies and procedures relating to the protection and confidentiality of Proprietary Information. Upon termination of Employee’s employment with the Company, (a) Employee shall not use or disclose Proprietary Information to anyone, for any purpose, unless expressly requested to do so in writing by an authorized officer of the Company, (b) Employee shall not retain or take with Employee any Proprietary Information in a Tangible Form (defined below), and (c) Employee shall immediately deliver to the Company any Proprietary Information in a Tangible Form that Employee may then or thereafter hold or control, as well as all other property, equipment, documents or things that Employee was issued or otherwise received or obtained during Employee’s employment with the Company. “Tangible Form” includes ideas, information or materials in written or graphic form, on a computer disc or other medium, or otherwise stored in or available through electronic, magnetic, videotape or other form.

2. COMPETING ACTIVITIES.

To protect the Company’s Proprietary Information and to avoid conflicts of interest, during Employee’s employment with the Company, Employee shall not engage in any activity that is or may be competitive with the Company in any city, county, parish or state in the United States, where the Company engages in business, whether or not for compensation; provided, however, nothing in this Agreement shall be construed as limiting Employee’s ability to engage in any lawful off-duty conduct.

3. RETURN OF DOCUMENTS AND MATERIALS.

Immediately upon the termination of Employee’s employment or at any time prior thereto if requested by the Company, Employee shall return all documents, data, records, apparatus, equipment, chemicals, molecules, organisms and other physical property, proposals, notes, lists, files, and any and all other materials, including but not limited to Proprietary Information in a Tangible Form, that refers, relates or otherwise pertains to the Company and its business, including its products and services, personnel, customers or clients (actual or potential), investors (actual or potential), and/or vendors and suppliers (actual or potential), and any and all business dealings with said persons and entities (the “Returned Property and Equipment”) to the Company. Employee is not authorized to retain any copies or duplicates of the Returned Property and Equipment or any Proprietary Information that Employee obtained or received as a result of Employee’s employment or other relationships with the Company.

4. PROPRIETARY INFORMATION OF OTHERS.

Employee shall not, during employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or other person or entity. The Employee will not bring to the Company any such proprietary or trade secret ideas, information or materials belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

5. INVENTIONS.

a. Employee hereby assigns, and irrevocably agrees to assign, to the Company all patents, rights, title and interest in and to all work performed, and all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter (whether or not patentable or copyrightable), conceived, developed or created by Employee, alone or with others, during the period of Employee’s employment with the Company, including, but limited to, all copyrighted, trade secret, patent, trademark and other intellectual property rights, subject to the exclusions of Section 5(b) (“Inventions”). To the maximum extent permitted by applicable law, Inventions shall be deemed works made for hire, and all rights, title and interest in and to the Inventions shall vest automatically in the Company. The Company shall have the sole right, in its own name, to obtain, hold, register and otherwise perfect, protect and enforce (including bringing actions for past or future infringement of) all rights relating to the Inventions, including, but not limited to, any renewals or extensions thereof. Employee shall, whether during or after Employee’s employment with the Company, (1) notify the Company of any Inventions, and deliver to the Company the Tangible Form of all Inventions (including any copies) and (2) provide the Company and any person designated by the Company, at the Company’s expense, any assistance and cooperation requested by the Company to obtain, hold, register and otherwise perfect, protect and enforce (including brining actions for past or future infringement of) all rights relating to the Inventions, including, but not limited to, executing written instruments and serving as a witness. If, in breach of Employee’s obligations under this Agreement, Employee uses any Proprietary Information in conceiving, developing or creating any materials, creations, designs, technology, discoveries, inventions, ideas, information or other subject matter after the termination of Employee’s employment with the Company, Employee acknowledges and agrees that such subject matter constitutes Inventions subject to this assignment requirement and all other terms and conditions of this Agreement.

b. Employee understands that Inventions (as defined above) do not include subject matter that meets all of the following criteria: (1) is conceived, developed and created by Employee on Employee’s own time without using the Company’s equipment, supplies or facilities or any Proprietary Information, (2) is unrelated to the actual or reasonably anticipated business or research and development of the Company of which Employee is or becomes aware, and (3) does not result from any work performed by Employee for the Company; provided, further, nothing in this Agreement shall be construed to require Employee to assign to the Company any Inventions that are excluded from any such assignment under California Labor Code section 2870. A copy of California Labor Code section 2870 is reproduced under Exhibit 1. Employee shall be deemed to be aware of all activities of the Company.

c. To avoid any misunderstanding, Employee has listed on Exhibit 2: (1) all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter, including, but not limited to, copyrights, trade secrets, patents, trademarks and other intellectual property rights, if any, developed or created by Employee, alone or with others, before the period of Employee’s employment with the Company in which Employee claims any ownership or rights, and (2) all agreements or arrangements that may affect the rights to any such subject matter or Employee’s ability to be employed by and perform services for the Company and comply with the requirements of this Agreement. Employee acknowledges and agrees that (i) by not listing particular subject matter, Employee is warranting that the subject matter was not conceived, developed or created before commencement of Employee’s employment, and (ii) by not listing particular agreements or arrangements, Employee is warranting that no such agreements or arrangements exist.

6. SOLICITATION OF EMPLOYEES

Employee agrees that for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Company for any reason, whether or without cause, Employee shall not use the Company’s Proprietary Information to directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment, or to attempt to solicit, induce, recruit, or encourage the Company’s employees or consultants to leave their employment, for any reason.

7. RIGHTS AND REMEDIES UPON BREACH.

If Employee breaches, or threatens to commit a breach of, any of the provisions of this Agreement, Employee agrees that, in aid of arbitration and as a provisional remedy (or permanent remedy ordered by an arbitrator), the Company shall have the right to have each and every one of the covenants in this Agreement specifically enforced and to obtain temporary and permanent injunctive relief, it being acknowledged and agreed by Employee that any breach or threatened breach of any of the covenants and agreements contained herein would cause irreparable injury to the Company and that money damages would not provide an adequate remedy at law to the Company. In any proceeding seeking to enforce Sections 1 through 6 of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and expenses, including expert fees, which were incurred by that party in connection with any such proceeding.

8. SEVERABILITY.

Employee acknowledges and agrees that (a) the covenants and agreements contained herein are reasonable and valid, and do not impose limitations greater than are necessary to protect the goodwill, Proprietary Information, and other business interests of the Company; and (b) if one or more of the provisions in this Agreement are deemed invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect without regard to the invalid portions.

9. CONFIRMATION OF AT-WILL EMPLOYMENT.

Unless Employee and the Company have otherwise entered into an express, written employment contract or agreement for a specified term, Employee and the Company agree that: (a) Employee’s employment with the Company is and shall be at all times on an at-will basis, and the Company or Employee may terminate Employee’s employment at any time, for any reason, with or without cause or advance notice; (b) nothing in this Agreement or in the Company’s employee manuals, handbooks or other written materials, and no oral statements or representations of any Company officer, director, agent or employee, create or are intended to create an express or implied contract for employment or continuing employment; and (c) nothing in the Agreement obligates the Company to hire, retain or promote Employee.

10. ENTIRE AGREEMENT/MODIFICATION

This Agreement (a) represent the entire agreement of the Parties with respect to the subject matter hereof, (b) shall supersede any and all previous contracts, arrangements or understandings between the Parties hereto with respect to the subject matter hereof, and (c) may not be modified or amended except by an instrument in writing signed by each of the Parties hereto.

11. GOVERNING LAW.

This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California regardless of choice of law principles.

12. PARTIES IN INTEREST/ASSIGNMENT/SURVIVAL.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Employee. The Company may sell, assign, and transfer all of its right, title and interests in this Agreement without the prior consent of Employee, whether by operation of law or otherwise, in which case this Agreement shall remain in full force after such sale, assignment or other transfer and may be enforced by (a) any successor, assignee or transferee of all or any part of the Company’s business as fully and completely as it could be enforced by the Company if no such sale, assignment or transfer had occurred, and (b) the Company in the case of any sale, assignment or other transfer of a part, but not all, of the business. The benefits under this Agreement shall inure to and may be enforced by the Company, and its parent, subsidiary and affiliated corporations and entities, and their successors, transferees and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

13. NOTIFICATION TO NEW EMPLOYER.

Employee understands that the various terms and conditions of this Agreement shall survive and continue after Employee’s employment with the Company terminates. Accordingly, Employee hereby expressly agrees that the Company may inform Employee’s new employer regarding Employee’s duties and obligations under this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Dated: May 30, 2013	By:	/s/ Shannon Blalock
Employee Signature

	Name:	Shannon Blalock
Printed

ACCEPTED AND AGREED TO:

AltheaDx, Inc., a Delaware corporation

By:	/s/ Francois Ferré
Signature

Name:	Francois Ferré
Printed

Title:	CEO

EXHIBIT 1 to the PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT:

Reserved Inventions, Related Agreements or Arrangements

[none, unless otherwise specified]

EXHIBIT 2 to the PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT:

California Labor Code section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

AltheaDx, Inc.

November 28, 2014

Shannon Blalock

c/o AltheaDx, Inc.

Re: Amendment to Separation and Consulting Agreement

Dear Shannon:

You and AltheaDx, Inc. (the “Company”) hereby agree to amend that certain Separation and Consulting Agreement entered into between you and the Company on November 28, 2014 (the “Agreement”) as follows:

1. Paragraph 4 of the Consulting Agreement is hereby amended and restated in its entirety as follows:

4. Severance Payment. If: (a) you sign, date and return this Agreement to the Company on or within twenty-one (21) days and allow it become effective, and (b) you comply with the terms of this Agreement and your other continuing obligations owed to the Company (including but not limited to those in the Confidentiality Agreement (as defined in Section 5.6 below)) (collectively, the “Obligations”), the Company will pay you, in a single lump sum, a cash severance payment in an amount equal to six (6) months of your base salary in effect as of November 1, 2014, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you prior to the end of the calendar month in which the Effective Date (as defined below) occurs. You agree and acknowledge that the Severance Payment will fully satisfy the Company’s obligations with regard to any severance benefits that you may be eligible to receive from the Company (including but not limited to severance benefits under your Offer Letter Agreement with the Company dated May 30, 2013 (the “Employment Agreement”)).

2. All other provisions of the Agreement, including your general release set forth therein and ADEA Waiver (as defined in the Agreement), shall remain in full force and effect. This Amendment shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile and PDF signatures shall be equivalent to original signatures.

November 28, 2014

Shannon Blalock

If this Amendment to the Agreement is acceptable to you, please sign below and return the original to me.

Sincerely,

AltheaDx, Inc.

By:	/s/ Greg Hamilton

Name:	Greg Hamilton

Title:	CEO

UNDERSTOOD AND AGREED:

/s/ Shannon Blalock
Shannon Blalock

12/9/2014
Date